                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                                 PERRIGO COMPANY
             -------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, WITHOUT PAR VALUE
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    714290103
             -------------------------------------------------------
                                 (CUSIP Number)

                                   Moshe Arkin
                     c/o Perrigo Israel Pharmaceuticals Ltd.
                    29 Lehi Street, B'nei-Brak 51200, Israel
                            Telephone: 972-3-577-3690
       -------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                October 8, 2008
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [_].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Moshe Arkin
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
--------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)           [ ]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7.   SOLE VOTING POWER
                             7,762,056 Shares*
  NUMBER OF             --------------------------------------------------------
   SHARES               8.   SHARED VOTING POWER
BENEFICIALLY                 None
  OWNED BY              --------------------------------------------------------
    EACH                9.   SOLE DISPOSITIVE POWER
  REPORTING                  7,762,056 Shares*
   PERSON               --------------------------------------------------------
    WITH                10.  SHARED DISPOSITIVE POWER
                             None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,762,056 Shares*
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     8.3% (Based on 93,166,791 outstanding shares)*
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

* The number of shares and the percentage, as applicable, do not give effect to the up to 2,711,232 additional shares of common stock that may be sold pursuant to the Sales Plan (as defined in Amendment No. 2 to Schedule 13D filed September
11, 2008).

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Nichsei Arkin Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
--------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)           [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                        7.   SOLE VOTING POWER
                             7,711,232 Shares*
  NUMBER OF             --------------------------------------------------------
   SHARES               8.   SHARED VOTING POWER
BENEFICIALLY                 None
  OWNED BY              --------------------------------------------------------
    EACH                9.   SOLE DISPOSITIVE POWER
  REPORTING                  7,711,232 Shares*
   PERSON               --------------------------------------------------------
    WITH                10.  SHARED DISPOSITIVE POWER
                             None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,711,232 Shares*
--------------------------------------------------------------------------------
12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     8.3% (Based on 93,166,791 outstanding shares)*
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* The number of shares and the percentage, as applicable, do not give effect to the up to 2,711,232 additional shares of common stock that may be sold pursuant to the Sales Plan (as defined in Amendment No. 2 to Schedule 13D filed September
11, 2008).

     The Schedule 13D filed by Moshe Arkin ("Arkin") and Nichsei Arkin Ltd.
("Nichsei") on March 25, 2005 relating to shares of common stock, without par value (the "Perrigo Shares") of Perrigo Company, a Michigan company ("Perrigo"), as amended by Amendment No. 1 filed on August 28, 2008, and as amended by
Amendment No. 2 filed on September 11, 2008, is hereby further amended as set forth below by this Amendment No. 3 (this "Statement") in connection with the sale of shares by Arkin and Nichsei under the Sales Plan.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The last sentence of Item 3 of Schedule 13D is hereby amended in its entirety as follows:

     In addition, since acquisition of the Perrigo Shares as a result of the
Merger, Arkin and Nichsei have sold 2,310,860 shares, 1,264,435 of which were sold pursuant to the Sales Plan.

ITEM 4. PURPOSE OF TRANSACTION.

Item 3 of Schedule 13D is hereby amended by adding the following paragraph as the second to last paragraph of Item 4:

     As a result of sales of Perrigo Shares under the Sales Plan, Arkin's right under the Nominating Agreement to designate two independent directors to the
Perrigo Board (and the right of the independent directors to serve on the
Perrigo Board) has terminated since Arkin both (i) ceased to own (including through an entity controlled by Arkin) 9% of the outstanding Perrigo Shares and
(ii) ceased to own (including through an entity controlled by Arkin) 9,000,000
Perrigo Shares. Under the terms of the Nominating Agreement, each independent director designated by Arkin is required to tender his or her resignation from the Perrigo Board. In the event Perrigo does not accept such resignation offer within 30 days following the date thereof, the independent director will continue to serve on the Perrigo Board until the next election of the class of directors to which such independent director belongs.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Item 5 of Schedule 13D is hereby amended and restated as follows:

     (a) As of October 22, 2008, as a result of Arkin's control over Nichsei,
Arkin is the beneficial owner (within the meaning of Rule 13d-3 under the
Exchange Act) of 7,762,056 Perrigo Shares held of record by Arkin and Nichsei, which represent approximately 8.3% of the total outstanding Perrigo Shares
(based on the number of Perrigo Shares disclosed as outstanding on Form 10-K filed by Perrigo on August 18, 2008). Of these, Nichsei is the record holder of
7,711,232 Perrigo Shares, and Arkin is the beneficial holder of 50,824 Perrigo
Shares that he has a right to acquire based on various employee stock option grants and a restricted stock award currently exercisable.

     (b) As a result of Arkin's control over Nichsei, Arkin has the sole power to direct the vote and the sole power to direct the disposition of 7,762,056
Perrigo Shares. Of these, Nichsei is the record holder of 7,711,232 Perrigo
Shares and Arkin is the beneficial holder of 50,824 Perrigo Shares that he has a right to acquire based on various employee stock option grants and a restricted stock award currently exercisable.

     (c) Since Amendment No. 2 to Schedule 13D filed on September 11, 2008, the below listed transactions in Perrigo Shares, or securities convertible into, exercisable for, or exchangeable for Perrigo Shares, were consummated by the persons referenced in Item 2 (each of which sales were effected in ordinary brokerage transactions under the Sales Plan):

                     NUMBER OF
DATE OF SALE        SHARES SOLD       SECURITY TYPE     SALE PRICE PER SHARE ($)
------------        -----------       -------------     ------------------------

10/6/08                3,200        Ordinary Shares          $34.0000
                       2,100        Ordinary Shares          $34.0010
                         800        Ordinary Shares          $34.0037
                         400        Ordinary Shares          $34.0100
                       1,600        Ordinary Shares          $34.0118
                       1,400        Ordinary Shares          $34.0150
                         500        Ordinary Shares          $34.0220
                         713        Ordinary Shares          $34.1532
                         287        Ordinary Shares          $34.5000
                       1,200        Ordinary Shares          $34.5049
                         500        Ordinary Shares          $34.5060
                       4,200        Ordinary Shares          $34.5149
                         200        Ordinary Shares          $34.5200
                       2,100        Ordinary Shares          $34.5239
                         300        Ordinary Shares          $34.5267
                         100        Ordinary Shares          $34.5300
                       2,900        Ordinary Shares          $34.5335
                         200        Ordinary Shares          $34.5350
                         100        Ordinary Shares          $34.5400
                         400        Ordinary Shares          $34.5438
                         100        Ordinary Shares          $34.5500
                       5,600        Ordinary Shares          $34.5532
                         200        Ordinary Shares          $34.5600
                         100        Ordinary Shares          $34.5700
                         100        Ordinary Shares          $34.5800
                         100        Ordinary Shares          $34.5900
                         600        Ordinary Shares          $34.5903
                         100        Ordinary Shares          $34.0000
                         100        Ordinary Shares          $34.6050
                         100        Ordinary Shares          $34.6100
                         100        Ordinary Shares          $34.6200
                         300        Ordinary Shares          $34.6250

                         100        Ordinary Shares          $34.6300
                       1,300        Ordinary Shares          $34.6362
                         100        Ordinary Shares          $34.6400
                         100        Ordinary Shares          $34.6500
                         700        Ordinary Shares          $34.6514
                         600        Ordinary Shares          $34.6600
                         300        Ordinary Shares          $34.6665
                         700        Ordinary Shares          $34.6700
                         100        Ordinary Shares          $34.6750
                         300        Ordinary Shares          $34.6752
                         100        Ordinary Shares          $34.6800
                         600        Ordinary Shares          $34.6850
                       1,500        Ordinary Shares          $34.6900
                         900        Ordinary Shares          $34.6978
                         500        Ordinary Shares          $34.6981
                       2,000        Ordinary Shares          $34.7000
                         300        Ordinary Shares          $34.7013
                         200        Ordinary Shares          $34.7050
                       2,400        Ordinary Shares          $34.7100
                         300        Ordinary Shares          $34.7133
                         900        Ordinary Shares          $34.7150
                         400        Ordinary Shares          $34.7175
                       1,000        Ordinary Shares          $34.7200
                         500        Ordinary Shares          $34.7250
                         400        Ordinary Shares          $34.7275
                       2,800        Ordinary Shares          $34.7300
                       1,400        Ordinary Shares          $34.7350
                       2,900        Ordinary Shares          $34.7400
                         700        Ordinary Shares          $34.7429
                       1,800        Ordinary Shares          $34.7450
                         400        Ordinary Shares          $34.7466
                       3,300        Ordinary Shares          $34.7500
                         200        Ordinary Shares          $34.7525
                         500        Ordinary Shares          $34.7550
                       1,400        Ordinary Shares          $34.7600
                         600        Ordinary Shares          $34.7683
                         500        Ordinary Shares          $34.7700
                         200        Ordinary Shares          $34.7725
                         300        Ordinary Shares          $34.7733
                         200        Ordinary Shares          $34.7750
                         500        Ordinary Shares          $34.7860

                         300        Ordinary Shares          $34.7900
                         400        Ordinary Shares          $34.7950
                         300        Ordinary Shares          $34.8000
                         200        Ordinary Shares          $34.8100
                         200        Ordinary Shares          $34.8200
                         600        Ordinary Shares          $34.8300
                         100        Ordinary Shares          $34.8450
                         200        Ordinary Shares          $34.8500
                         400        Ordinary Shares          $34.8525
                         200        Ordinary Shares          $34.8700
                         200        Ordinary Shares          $34.8800
                         200        Ordinary Shares          $34.8850
                         300        Ordinary Shares          $34.8900
                         500        Ordinary Shares          $34.8920
                         300        Ordinary Shares          $34.8950
                         600        Ordinary Shares          $34.9000
                         200        Ordinary Shares          $34.9050
                         300        Ordinary Shares          $34.9150
                         100        Ordinary Shares          $34.9750
                         300        Ordinary Shares          $34.9800
                         200        Ordinary Shares          $35.0000
                       2,800        Ordinary Shares          $35.0004
                         600        Ordinary Shares          $35.0033
                       1,300        Ordinary Shares          $35.0039
                       9,200        Ordinary Shares          $35.0067
                       3,200        Ordinary Shares          $35.0082
                         300        Ordinary Shares          $35.0100
                       1,215        Ordinary Shares          $35.0131
                         400        Ordinary Shares          $35.0200
                       7,600        Ordinary Shares          $35.0293
                         900        Ordinary Shares          $35.0300
                       1,200        Ordinary Shares          $35.0342
                         700        Ordinary Shares          $35.0343
                         737        Ordinary Shares          $35.0500
                       3,000        Ordinary Shares          $35.0507
                         463        Ordinary Shares          $35.0519
                       2,400        Ordinary Shares          $35.0526
                         900        Ordinary Shares          $35.0533
                       1,713        Ordinary Shares          $35.0535
                       2,000        Ordinary Shares          $35.0590
                         500        Ordinary Shares          $35.0600

                       1,187        Ordinary Shares          $35.0622
                       1,300        Ordinary Shares          $35.0692
                         600        Ordinary Shares          $35.0700
                         500        Ordinary Shares          $35.0800
                         300        Ordinary Shares          $35.0833
                         200        Ordinary Shares          $35.0850
                         400        Ordinary Shares          $35.1000
                       2,300        Ordinary Shares          $35.1075
                         100        Ordinary Shares          $35.1100
                         500        Ordinary Shares          $35.1200
                         200        Ordinary Shares          $35.1254
                         100        Ordinary Shares          $35.1300
                       1,000        Ordinary Shares          $35.1400
                       1,700        Ordinary Shares          $35.1482
                         300        Ordinary Shares          $35.1533
                         200        Ordinary Shares          $35.1750
                         800        Ordinary Shares          $35.1800
                         300        Ordinary Shares          $35.1850
                       2,000        Ordinary Shares          $35.1900
                         500        Ordinary Shares          $35.2000
                       3,400        Ordinary Shares          $35.2049
                       2,500        Ordinary Shares          $35.2096
                         100        Ordinary Shares          $35.2100
                         100        Ordinary Shares          $35.2200
                         300        Ordinary Shares          $35.2300
                       1,100        Ordinary Shares          $35.2400
                       1,000        Ordinary Shares          $35.2460
                         700        Ordinary Shares          $35.2486
                         400        Ordinary Shares          $35.2500
                         900        Ordinary Shares          $35.2606
                         600        Ordinary Shares          $35.2800
                       1,285        Ordinary Shares          $35.3222
                       1,700        Ordinary Shares          $35.3806
                         100        Ordinary Shares          $35.5000
                         200        Ordinary Shares          $35.5500
                         284        Ordinary Shares          $35.5600
                         300        Ordinary Shares          $35.5700
                         600        Ordinary Shares          $35.5733
                         400        Ordinary Shares          $35.5975
                         650        Ordinary Shares          $35.6100
                         100        Ordinary Shares          $35.6200

                       1,350        Ordinary Shares          $35.6300
                       1,391        Ordinary Shares          $36.5000
                         200        Ordinary Shares          $36.5300
                         425        Ordinary Shares          $36.5400
                         200        Ordinary Shares          $36.5500
                       1,000        Ordinary Shares          $36.5600
                         300        Ordinary Shares          $36.7100
                         300        Ordinary Shares          $36.7500
                         485        Ordinary Shares          $36.7700
                       1,215        Ordinary Shares          $36.9502
10/7/08                  100        Ordinary Shares          $35.1497
                         100        Ordinary Shares          $35.1600
                       1,100        Ordinary Shares          $35.1874
                         800        Ordinary Shares          $35.2500
                         600        Ordinary Shares          $35.2533
                         500        Ordinary Shares          $35.2540
                         300        Ordinary Shares          $35.2567
                         500        Ordinary Shares          $35.2580
                         300        Ordinary Shares          $35.2600
                         400        Ordinary Shares          $35.2650
                         600        Ordinary Shares          $35.2683
                       1,600        Ordinary Shares          $35.2700
                         900        Ordinary Shares          $35.2711
                         500        Ordinary Shares          $35.2720
                         800        Ordinary Shares          $35.2725
                       1,000        Ordinary Shares          $35.2750
                         800        Ordinary Shares          $35.2763
                       2,100        Ordinary Shares          $35.2786
                       1,190        Ordinary Shares          $35.2792
                         300        Ordinary Shares          $35.2800
                         600        Ordinary Shares          $35.2817
                         500        Ordinary Shares          $35.2943
                         200        Ordinary Shares          $35.2950
                       1,300        Ordinary Shares          $35.2977
                         627        Ordinary Shares          $35.2984
                       2,700        Ordinary Shares          $35.3000
                         600        Ordinary Shares          $35.3050
                         900        Ordinary Shares          $35.3056
                         544        Ordinary Shares          $35.3174
                         283        Ordinary Shares          $35.3188
                         400        Ordinary Shares          $35.3295

                       2,500        Ordinary Shares          $35.3300
                         400        Ordinary Shares          $35.3325
                       1,100        Ordinary Shares          $35.3400
                       1,000        Ordinary Shares          $35.3470
                       2,290        Ordinary Shares          $35.3622
                         700        Ordinary Shares          $35.3857
                      11,596        Ordinary Shares          $35.5000
                         900        Ordinary Shares          $35.5011
                         903        Ordinary Shares          $35.5011
                         200        Ordinary Shares          $35.5019
                         500        Ordinary Shares          $35.5020
                         800        Ordinary Shares          $35.5025
                       1,500        Ordinary Shares          $35.5027
                       1,600        Ordinary Shares          $35.5031
                         900        Ordinary Shares          $35.5033
                         300        Ordinary Shares          $35.5042
                       1,000        Ordinary Shares          $35.5050
                         700        Ordinary Shares          $35.5100
                         808        Ordinary Shares          $35.5112
                         600        Ordinary Shares          $35.5117
                       1,100        Ordinary Shares          $35.5118
                       1,356        Ordinary Shares          $35.5126
                         400        Ordinary Shares          $35.5147
                         200        Ordinary Shares          $35.5150
                         458        Ordinary Shares          $35.5154
                         900        Ordinary Shares          $35.5167
                         500        Ordinary Shares          $35.5180
                         500        Ordinary Shares          $35.5200
                         300        Ordinary Shares          $35.5233
                         702        Ordinary Shares          $35.5300
                         210        Ordinary Shares          $35.5305
                       1,400        Ordinary Shares          $35.5371
                         600        Ordinary Shares          $35.5400
                         900        Ordinary Shares          $35.5459
                         300        Ordinary Shares          $35.5467
                         200        Ordinary Shares          $35.5500
                         633        Ordinary Shares          $35.5539
                         200        Ordinary Shares          $35.5600
                       5,758        Ordinary Shares          $35.6000
                         300        Ordinary Shares          $35.6006
                         442        Ordinary Shares          $35.6010

                                       10

                         400        Ordinary Shares          $35.6025
                         300        Ordinary Shares          $35.6033
                       1,000        Ordinary Shares          $35.6040
                         700        Ordinary Shares          $35.6043
                         800        Ordinary Shares          $35.6063
                       1,700        Ordinary Shares          $35.6065
                         800        Ordinary Shares          $35.6075
                         300        Ordinary Shares          $35.6085
                         400        Ordinary Shares          $35.6100
                         300        Ordinary Shares          $35.6200
                         800        Ordinary Shares          $35.6213
                         456        Ordinary Shares          $35.6425
                         500        Ordinary Shares          $35.6492
                         200        Ordinary Shares          $35.6550
                         200        Ordinary Shares          $35.6600
                         700        Ordinary Shares          $35.6649
                         700        Ordinary Shares          $35.6829
                       1,100        Ordinary Shares          $35.7000
                       2,800        Ordinary Shares          $35.7021
                         400        Ordinary Shares          $35.7025
                       1,100        Ordinary Shares          $35.7027
                       3,244        Ordinary Shares          $35.7100
                         500        Ordinary Shares          $35.7140
                         400        Ordinary Shares          $35.7300
                         100        Ordinary Shares          $35.7400
                       1,100        Ordinary Shares          $35.7409
                         500        Ordinary Shares          $35.7420
                      15,799        Ordinary Shares          $35.7500
                         600        Ordinary Shares          $35.7517
                       4,600        Ordinary Shares          $35.7520
                       1,500        Ordinary Shares          $35.7533
                         800        Ordinary Shares          $35.7550
                       3,400        Ordinary Shares          $35.7553
                         400        Ordinary Shares          $35.7575
                         500        Ordinary Shares          $35.7580
                       1,200        Ordinary Shares          $35.7600
                         497        Ordinary Shares          $35.7601
                         100        Ordinary Shares          $35.7616
                         288        Ordinary Shares          $35.7640
                       1,500        Ordinary Shares          $35.7640
                       1,705        Ordinary Shares          $35.7641

                                       11

                       1,500        Ordinary Shares          $35.7642
                         396        Ordinary Shares          $35.7650
                         400        Ordinary Shares          $35.7650
                         500        Ordinary Shares          $35.7660
                       1,300        Ordinary Shares          $35.7688
                       1,000        Ordinary Shares          $35.7700
                       3,100        Ordinary Shares          $35.7727
                         300        Ordinary Shares          $35.7733
                         400        Ordinary Shares          $35.7750
                         300        Ordinary Shares          $35.7767
                         520        Ordinary Shares          $35.7800
                         900        Ordinary Shares          $35.7856
                         100        Ordinary Shares          $35.7920
                       2,900        Ordinary Shares          $35.8000
                         700        Ordinary Shares          $35.8010
                         400        Ordinary Shares          $35.8025
                         100        Ordinary Shares          $35.8100
                         500        Ordinary Shares          $35.8120
                         300        Ordinary Shares          $35.8133
                         200        Ordinary Shares          $35.8150
                       1,100        Ordinary Shares          $35.8191
                         100        Ordinary Shares          $35.8200
                         300        Ordinary Shares          $35.8367
                         200        Ordinary Shares          $35.8400
                         500        Ordinary Shares          $35.8440
                       3,000        Ordinary Shares          $35.8453
                       6,200        Ordinary Shares          $35.8500
                       1,300        Ordinary Shares          $35.8515
                         600        Ordinary Shares          $35.8517
                       1,800        Ordinary Shares          $35.8521
                       1,100        Ordinary Shares          $35.8527
                         200        Ordinary Shares          $35.8550
                         500        Ordinary Shares          $35.8600
                         500        Ordinary Shares          $35.8620
                         200        Ordinary Shares          $35.8650
                         500        Ordinary Shares          $35.8660
                         900        Ordinary Shares          $35.8700
                         800        Ordinary Shares          $35.8718
                         200        Ordinary Shares          $35.8750
                         600        Ordinary Shares          $35.8783
                         500        Ordinary Shares          $35.8800

                                       12

                       2,700        Ordinary Shares          $35.8830
                         200        Ordinary Shares          $35.8850
                         800        Ordinary Shares          $35.8900
                         300        Ordinary Shares          $35.8967
                       9,300        Ordinary Shares          $35.9000
                         800        Ordinary Shares          $35.9013
                         100        Ordinary Shares          $35.9074
                         500        Ordinary Shares          $35.9080
                       2,500        Ordinary Shares          $35.9100
                         600        Ordinary Shares          $35.9150
                         500        Ordinary Shares          $35.9180
                         800        Ordinary Shares          $35.9200
                       1,200        Ordinary Shares          $35.9300
                         400        Ordinary Shares          $35.9325
                         100        Ordinary Shares          $35.9400
                         516        Ordinary Shares          $35.9500
                         600        Ordinary Shares          $35.9533
                         200        Ordinary Shares          $35.9550
                         600        Ordinary Shares          $35.9567
                         300        Ordinary Shares          $35.9600
                       2,100        Ordinary Shares          $35.9605
                         400        Ordinary Shares          $35.9650
                       1,400        Ordinary Shares          $35.9700
                         500        Ordinary Shares          $35.9740
                       1,095        Ordinary Shares          $35.9773
                         700        Ordinary Shares          $35.9800
                         300        Ordinary Shares          $35.9833
                         300        Ordinary Shares          $35.9867
                         200        Ordinary Shares          $35.9900
                       2,900        Ordinary Shares          $35.9910
                         300        Ordinary Shares          $35.9967
                         700        Ordinary Shares          $35.9986
                      36,084        Ordinary Shares          $36.0000
                       2,200        Ordinary Shares          $36.0009
                       2,500        Ordinary Shares          $36.0010
                       1,600        Ordinary Shares          $36.0013
                       1,800        Ordinary Shares          $36.0017
                       1,500        Ordinary Shares          $36.0020
                       6,000        Ordinary Shares          $36.0025
                         500        Ordinary Shares          $36.0040
                         700        Ordinary Shares          $36.0050

                                       13

                       2,100        Ordinary Shares          $36.0075
                       1,300        Ordinary Shares          $36.0085
                         700        Ordinary Shares          $36.0100
                         900        Ordinary Shares          $36.0133
                         500        Ordinary Shares          $36.0140
                         500        Ordinary Shares          $36.0180
                         300        Ordinary Shares          $36.0200
                         400        Ordinary Shares          $36.0225
                       1,400        Ordinary Shares          $36.0229
                         300        Ordinary Shares          $36.0300
                         700        Ordinary Shares          $36.0314
                       1,100        Ordinary Shares          $36.0400
                         200        Ordinary Shares          $36.0450
                       1,000        Ordinary Shares          $36.0500
                         300        Ordinary Shares          $36.0507
                         300        Ordinary Shares          $36.0533
                         300        Ordinary Shares          $36.0558
                         100        Ordinary Shares          $36.0600
                         200        Ordinary Shares          $36.0675
                         700        Ordinary Shares          $36.0700
                         500        Ordinary Shares          $36.0740
                         100        Ordinary Shares          $36.0800
                       2,800        Ordinary Shares          $36.0840
                         400        Ordinary Shares          $36.0850
                         300        Ordinary Shares          $36.0900
                       7,000        Ordinary Shares          $36.1000
                       1,100        Ordinary Shares          $36.1009
                         900        Ordinary Shares          $36.1011
                         200        Ordinary Shares          $36.1015
                         900        Ordinary Shares          $36.1022
                         400        Ordinary Shares          $36.1025
                       1,800        Ordinary Shares          $36.1028
                         700        Ordinary Shares          $36.1029
                         900        Ordinary Shares          $36.1033
                       1,700        Ordinary Shares          $36.1038
                         400        Ordinary Shares          $36.1050
                         500        Ordinary Shares          $36.1060
                       3,600        Ordinary Shares          $36.1069
                       1,000        Ordinary Shares          $36.1100
                         370        Ordinary Shares          $36.1111
                         200        Ordinary Shares          $36.1150

                                       14

                         400        Ordinary Shares          $36.1161
                         600        Ordinary Shares          $36.1175
                         500        Ordinary Shares          $36.1180
                         600        Ordinary Shares          $36.1193
                       1,500        Ordinary Shares          $36.1200
                         400        Ordinary Shares          $36.1213
                         230        Ordinary Shares          $36.1294
                         300        Ordinary Shares          $36.1300
                         900        Ordinary Shares          $36.1333
                         600        Ordinary Shares          $36.1342
                       1,500        Ordinary Shares          $36.1357
                       3,000        Ordinary Shares          $36.1371
                         300        Ordinary Shares          $36.1400
                         100        Ordinary Shares          $36.1436
                         500        Ordinary Shares          $36.1480
                         400        Ordinary Shares          $36.1488
                         100        Ordinary Shares          $36.1500
                         300        Ordinary Shares          $36.1600
                       1,800        Ordinary Shares          $36.1650
                         400        Ordinary Shares          $36.1660
                         100        Ordinary Shares          $36.1700
                       1,500        Ordinary Shares          $36.1705
                         200        Ordinary Shares          $36.1751
                         300        Ordinary Shares          $36.1800
                         300        Ordinary Shares          $36.1833
                         200        Ordinary Shares          $36.1850
                       1,800        Ordinary Shares          $36.1900
                         200        Ordinary Shares          $36.2000
                         300        Ordinary Shares          $36.2100
                         300        Ordinary Shares          $36.2300
                         200        Ordinary Shares          $36.2500
                         400        Ordinary Shares          $36.2550
                         400        Ordinary Shares          $36.2575
                         700        Ordinary Shares          $36.2600
                         300        Ordinary Shares          $36.2633
                         400        Ordinary Shares          $36.2900
10/8/08                  800        Ordinary Shares          $34.1100
                         500        Ordinary Shares          $34.1160
                         700        Ordinary Shares          $34.1486
                         400        Ordinary Shares          $34.1550
                         300        Ordinary Shares          $34.1567

                                       15

                         600        Ordinary Shares          $34.1600
                       2,200        Ordinary Shares          $34.1609
                         600        Ordinary Shares          $34.1717
                         500        Ordinary Shares          $34.1760
                         600        Ordinary Shares          $34.1767
                         700        Ordinary Shares          $34.1814
                         500        Ordinary Shares          $34.2000
                         500        Ordinary Shares          $34.2020
                         900        Ordinary Shares          $34.2022
                         100        Ordinary Shares          $34.2200
                         100        Ordinary Shares          $34.2500
                      26,300        Ordinary Shares          $34.5000
                       4,000        Ordinary Shares          $34.5005
                       1,200        Ordinary Shares          $34.5008
                       1,100        Ordinary Shares          $34.5010
                         600        Ordinary Shares          $34.5017
                         589        Ordinary Shares          $34.5017
                       1,200        Ordinary Shares          $34.5025
                         978        Ordinary Shares          $34.5031
                         300        Ordinary Shares          $34.5032
                       1,200        Ordinary Shares          $34.5033
                       1,300        Ordinary Shares          $34.5039
                       1,800        Ordinary Shares          $34.5044
                         200        Ordinary Shares          $34.5047
                       1,800        Ordinary Shares          $34.5050
                       2,000        Ordinary Shares          $34.5054
                         500        Ordinary Shares          $34.5060
                         600        Ordinary Shares          $34.5067
                         800        Ordinary Shares          $34.5075
                       1,500        Ordinary Shares          $34.5080
                         700        Ordinary Shares          $34.5099
                       3,500        Ordinary Shares          $34.5100
                         300        Ordinary Shares          $34.5104
                         511        Ordinary Shares          $34.5120
                         400        Ordinary Shares          $34.5150
                         900        Ordinary Shares          $34.5156
                         700        Ordinary Shares          $34.5157
                         600        Ordinary Shares          $34.5167
                         400        Ordinary Shares          $34.5175
                         600        Ordinary Shares          $34.5183
                       1,000        Ordinary Shares          $34.5200

                                       16

                         700        Ordinary Shares          $34.5257
                       1,700        Ordinary Shares          $34.5265
                       1,300        Ordinary Shares          $34.5300
                         200        Ordinary Shares          $34.5350
                       1,100        Ordinary Shares          $34.5373
                         522        Ordinary Shares          $34.5400
                         200        Ordinary Shares          $34.5450
                         600        Ordinary Shares          $34.5467
                         100        Ordinary Shares          $34.5489
                         800        Ordinary Shares          $34.5500
                         900        Ordinary Shares          $34.5533
                         200        Ordinary Shares          $34.5550
                         400        Ordinary Shares          $34.5600
                         300        Ordinary Shares          $34.5633
                         900        Ordinary Shares          $34.5700
                         151        Ordinary Shares          $34.5766
                         900        Ordinary Shares          $34.5800
                       1,489        Ordinary Shares          $34.5843
                         200        Ordinary Shares          $34.5900
                       1,000        Ordinary Shares          $34.5950
                       1,000        Ordinary Shares          $34.5960
                       1,300        Ordinary Shares          $34.6000
                       2,600        Ordinary Shares          $34.6065
                         300        Ordinary Shares          $34.6067
                       1,000        Ordinary Shares          $34.6070
                         100        Ordinary Shares          $34.6100
                         900        Ordinary Shares          $34.6122
                         800        Ordinary Shares          $34.6188
                       3,300        Ordinary Shares          $34.6194
                         700        Ordinary Shares          $34.6200
                       1,149        Ordinary Shares          $34.6300
                       1,300        Ordinary Shares          $34.6315
                       1,400        Ordinary Shares          $34.6342
                         600        Ordinary Shares          $34.6367
                       2,200        Ordinary Shares          $34.6368
                       1,000        Ordinary Shares          $34.6370
                         300        Ordinary Shares          $34.6400
                       4,000        Ordinary Shares          $34.6500
                         300        Ordinary Shares          $34.6600
                         600        Ordinary Shares          $34.6649
                         600        Ordinary Shares          $34.6717

                                       17

                         113        Ordinary Shares          $34.6788
                         100        Ordinary Shares          $34.6800
                         400        Ordinary Shares          $34.6875
                         400        Ordinary Shares          $34.6900
                      14,702        Ordinary Shares          $34.7000
                       1,000        Ordinary Shares          $34.7030
                         300        Ordinary Shares          $34.7067
                         300        Ordinary Shares          $34.7100
                       1,200        Ordinary Shares          $34.7100
                         700        Ordinary Shares          $34.7171
                       2,311        Ordinary Shares          $34.7200
                         300        Ordinary Shares          $34.7267
                         100        Ordinary Shares          $34.7269
                         687        Ordinary Shares          $34.7300
                       1,012        Ordinary Shares          $34.7309
                         600        Ordinary Shares          $34.7317
                       1,600        Ordinary Shares          $34.7323
                         500        Ordinary Shares          $34.7340
                         600        Ordinary Shares          $34.7350
                       1,854        Ordinary Shares          $34.7400
                         400        Ordinary Shares          $34.7475
                       1,498        Ordinary Shares          $34.7500
                         100        Ordinary Shares          $34.7510
                         200        Ordinary Shares          $34.7555
                       2,234        Ordinary Shares          $34.7600
                       5,834        Ordinary Shares          $34.7632
                         200        Ordinary Shares          $34.7650
                         266        Ordinary Shares          $34.7700
                       1,700        Ordinary Shares          $34.7718
                         200        Ordinary Shares          $34.7744
                         100        Ordinary Shares          $34.7750
                       1,900        Ordinary Shares          $34.7792
                         300        Ordinary Shares          $34.7800
                         400        Ordinary Shares          $34.7825
                         500        Ordinary Shares          $34.7880
                       2,100        Ordinary Shares          $34.7943
                       1,700        Ordinary Shares          $34.7991
                       2,700        Ordinary Shares          $34.8000
                       1,100        Ordinary Shares          $34.8046
                         500        Ordinary Shares          $34.8060
                         600        Ordinary Shares          $34.8367

                                       18

                         100        Ordinary Shares          $34.8400
                         300        Ordinary Shares          $34.8533
                         100        Ordinary Shares          $34.8600
                         200        Ordinary Shares          $34.8800
                       2,913        Ordinary Shares          $35.0000
                         200        Ordinary Shares          $35.0001
                         200        Ordinary Shares          $35.0050
                         600        Ordinary Shares          $35.0067
                       2,787        Ordinary Shares          $35.0100
                       1,600        Ordinary Shares          $35.0125
                       1,200        Ordinary Shares          $35.0133
                         500        Ordinary Shares          $35.0140
                         400        Ordinary Shares          $35.0150
                         600        Ordinary Shares          $35.0167
                         500        Ordinary Shares          $35.0180
                       1,200        Ordinary Shares          $35.0183
                         700        Ordinary Shares          $35.0200
                         800        Ordinary Shares          $35.0240
                         400        Ordinary Shares          $35.0250
                         700        Ordinary Shares          $35.0257
                       1,100        Ordinary Shares          $35.0264
                         600        Ordinary Shares          $35.0300
                         400        Ordinary Shares          $35.0350
                         300        Ordinary Shares          $35.0400
                         300        Ordinary Shares          $35.0433
                         700        Ordinary Shares          $35.0586
                         400        Ordinary Shares          $35.2500
                       1,000        Ordinary Shares          $35.2520
                         600        Ordinary Shares          $35.2533
                         400        Ordinary Shares          $35.2550
                         800        Ordinary Shares          $35.2575
                       1,000        Ordinary Shares          $35.2640
                       2,000        Ordinary Shares          $35.2650
                         800        Ordinary Shares          $35.2694
                         200        Ordinary Shares          $35.2700
                         400        Ordinary Shares          $35.2750
                         300        Ordinary Shares          $35.2800
                         300        Ordinary Shares          $35.2867
                       1,400        Ordinary Shares          $35.2906
                         400        Ordinary Shares          $35.3000
10/9/08                4,070        Ordinary Shares          $34.0000

                                       19

                       2,100        Ordinary Shares          $34.0005
                       2,400        Ordinary Shares          $34.0117
                       6,100        Ordinary Shares          $34.0142
                       3,900        Ordinary Shares          $34.0158
                         630        Ordinary Shares          $34.0173
                         800        Ordinary Shares          $34.0263
                       4,613        Ordinary Shares          $34.3000
                       1,300        Ordinary Shares          $34.3015
                         487        Ordinary Shares          $34.3021
                       2,400        Ordinary Shares          $34.3021
                         400        Ordinary Shares          $34.3025
                       2,700        Ordinary Shares          $34.3026
                         600        Ordinary Shares          $34.3033
                       1,500        Ordinary Shares          $34.3040
                         400        Ordinary Shares          $34.3050
                         300        Ordinary Shares          $34.3067
                         700        Ordinary Shares          $34.3100
                         300        Ordinary Shares          $34.3133
                         300        Ordinary Shares          $34.3167
                       5,100        Ordinary Shares          $34.3200
                       8,100        Ordinary Shares          $34.3500
                         700        Ordinary Shares          $34.3514
                         900        Ordinary Shares          $34.3522
                         800        Ordinary Shares          $34.3575
                         600        Ordinary Shares          $34.3633
                         200        Ordinary Shares          $34.3700
                         600        Ordinary Shares          $34.3717
                         500        Ordinary Shares          $34.3720
                         200        Ordinary Shares          $34.3750
                         100        Ordinary Shares          $34.3800
                       4,800        Ordinary Shares          $35.0058
                       1,500        Ordinary Shares          $35.0080
                       1,057        Ordinary Shares          $35.0091
                         700        Ordinary Shares          $35.0564
                       1,000        Ordinary Shares          $35.0615
                      20,000        Ordinary Shares          $35.0912
                       2,900        Ordinary Shares          $35.1000
                       5,200        Ordinary Shares          $35.1010
                         200        Ordinary Shares          $35.1050
                         200        Ordinary Shares          $35.1150
                       4,800        Ordinary Shares          $35.1217

                                       20

                         200        Ordinary Shares          $35.1279
                         700        Ordinary Shares          $35.1279
                         800        Ordinary Shares          $35.1325
                       3,300        Ordinary Shares          $35.1351
                         600        Ordinary Shares          $35.1358
                       1,100        Ordinary Shares          $35.1382
                         343        Ordinary Shares          $35.1473
                       4,600        Ordinary Shares          $35.1539
                       2,200        Ordinary Shares          $35.2227
 10/13/08              9,300        Ordinary Shares          $34.0000
                         400        Ordinary Shares          $34.0025
                         700        Ordinary Shares          $34.0050
                         600        Ordinary Shares          $34.0067
                         400        Ordinary Shares          $34.0075
                       1,300        Ordinary Shares          $34.0100
                         800        Ordinary Shares          $34.0112
                         500        Ordinary Shares          $34.0120
                         700        Ordinary Shares          $34.0131
                         600        Ordinary Shares          $34.0133
                         400        Ordinary Shares          $34.0137
                         700        Ordinary Shares          $34.0143
                       1,900        Ordinary Shares          $34.0190
                       1,400        Ordinary Shares          $34.0200
                         200        Ordinary Shares          $34.0210
                         600        Ordinary Shares          $34.0233
                         400        Ordinary Shares          $34.0250
                       1,200        Ordinary Shares          $34.0266
                         600        Ordinary Shares          $34.0267
                         800        Ordinary Shares          $34.0300
                         200        Ordinary Shares          $34.0350
                         500        Ordinary Shares          $34.0400
                         300        Ordinary Shares          $34.0427
                         500        Ordinary Shares          $34.0440
                         300        Ordinary Shares          $34.0500
                         800        Ordinary Shares          $34.0600
                         400        Ordinary Shares          $34.0625
                         600        Ordinary Shares          $34.0639
                         400        Ordinary Shares          $34.0700
                         800        Ordinary Shares          $34.0701
                         100        Ordinary Shares          $34.0800
                         900        Ordinary Shares          $34.0811

                                       21

                         600        Ordinary Shares          $34.0816
                         100        Ordinary Shares          $34.1100
                      26,354        Ordinary Shares          $34.2500
                         400        Ordinary Shares          $34.2501
                       1,400        Ordinary Shares          $34.2514
                         500        Ordinary Shares          $34.2520
                       2,000        Ordinary Shares          $34.2525
                         700        Ordinary Shares          $34.2529
                         800        Ordinary Shares          $34.2537
                       1,100        Ordinary Shares          $34.2539
                       1,500        Ordinary Shares          $34.2540
                       1,800        Ordinary Shares          $34.2550
                         500        Ordinary Shares          $34.2560
                         600        Ordinary Shares          $34.2567
                         400        Ordinary Shares          $34.2575
                         500        Ordinary Shares          $34.2580
                       1,400        Ordinary Shares          $34.2586
                       4,800        Ordinary Shares          $34.2588
                         500        Ordinary Shares          $34.2596
                       7,500        Ordinary Shares          $34.2600
                         400        Ordinary Shares          $34.2625
                       1,500        Ordinary Shares          $34.2633
                         500        Ordinary Shares          $34.2640
                       2,000        Ordinary Shares          $34.2650
                       2,400        Ordinary Shares          $34.2679
                       6,805        Ordinary Shares          $34.2700
                       1,500        Ordinary Shares          $34.2720
                         300        Ordinary Shares          $34.2733
                         900        Ordinary Shares          $34.2744
                         200        Ordinary Shares          $34.2750
                         800        Ordinary Shares          $34.2763
                         300        Ordinary Shares          $34.2767
                         400        Ordinary Shares          $34.2775
                       3,300        Ordinary Shares          $34.2800
                         400        Ordinary Shares          $34.2850
                         200        Ordinary Shares          $34.2851
                         500        Ordinary Shares          $34.2860
                       2,040        Ordinary Shares          $34.2900
                         800        Ordinary Shares          $34.2913
                         300        Ordinary Shares          $34.2933
                         100        Ordinary Shares          $34.2956

                                       22

                         600        Ordinary Shares          $34.2967
                       1,301        Ordinary Shares          $34.3000
                         100        Ordinary Shares          $34.3001
                         500        Ordinary Shares          $34.3060
                       3,800        Ordinary Shares          $34.3100
                       1,000        Ordinary Shares          $34.3120
                         200        Ordinary Shares          $34.3150
                         600        Ordinary Shares          $34.3200
                         300        Ordinary Shares          $34.3233
                         400        Ordinary Shares          $34.3250
                         600        Ordinary Shares          $34.3269
                         300        Ordinary Shares          $34.3300
                       1,300        Ordinary Shares          $34.3315
                         100        Ordinary Shares          $34.3350
                         700        Ordinary Shares          $34.3400
                         200        Ordinary Shares          $34.3500
                         500        Ordinary Shares          $34.3600
                         200        Ordinary Shares          $34.3650
                       1,600        Ordinary Shares          $34.3700
                         200        Ordinary Shares          $34.3750
                         200        Ordinary Shares          $34.3800
                         300        Ordinary Shares          $34.3833
                         300        Ordinary Shares          $34.3900
                       1,988        Ordinary Shares          $34.3904
                         400        Ordinary Shares          $34.3950
                         100        Ordinary Shares          $34.3980
                       1,175        Ordinary Shares          $34.4000
                         900        Ordinary Shares          $34.4100
                         500        Ordinary Shares          $34.4200
                         900        Ordinary Shares          $34.4250
                         200        Ordinary Shares          $34.4300
                         900        Ordinary Shares          $34.4340
                         600        Ordinary Shares          $34.4350
                         100        Ordinary Shares          $34.4400
                       1,300        Ordinary Shares          $34.4500
                         900        Ordinary Shares          $34.4600
                         825        Ordinary Shares          $34.4700
                         700        Ordinary Shares          $34.4750
                       2,400        Ordinary Shares          $34.4800
                      19,082        Ordinary Shares          $34.5000
                       1,089        Ordinary Shares          $34.5008

                                       23

                         789        Ordinary Shares          $34.5013
                       1,500        Ordinary Shares          $34.5033
                         800        Ordinary Shares          $34.5050
                         500        Ordinary Shares          $34.5060
                         589        Ordinary Shares          $34.5068
                       1,300        Ordinary Shares          $34.5077
                         500        Ordinary Shares          $34.5080
                         600        Ordinary Shares          $34.5083
                         519        Ordinary Shares          $34.5088
                      11,211        Ordinary Shares          $34.5100
                       1,000        Ordinary Shares          $34.5120
                         400        Ordinary Shares          $34.5125
                         600        Ordinary Shares          $34.5133
                       1,500        Ordinary Shares          $34.5134
                         800        Ordinary Shares          $34.5138
                       1,600        Ordinary Shares          $34.5150
                         400        Ordinary Shares          $34.5160
                       1,800        Ordinary Shares          $34.5164
                       1,800        Ordinary Shares          $34.5167
                         500        Ordinary Shares          $34.5180
                       1,100        Ordinary Shares          $34.5191
                       3,552        Ordinary Shares          $34.5200
                         800        Ordinary Shares          $34.5213
                         600        Ordinary Shares          $34.5217
                         400        Ordinary Shares          $34.5225
                       1,200        Ordinary Shares          $34.5233
                         200        Ordinary Shares          $34.5250
                       1,800        Ordinary Shares          $34.5267
                       2,600        Ordinary Shares          $34.5300
                         700        Ordinary Shares          $34.5357
                         381        Ordinary Shares          $34.5390
                       1,100        Ordinary Shares          $34.5400
                       1,100        Ordinary Shares          $34.5418
                         400        Ordinary Shares          $34.5450
                       1,000        Ordinary Shares          $34.5500
                         400        Ordinary Shares          $34.5525
                         200        Ordinary Shares          $34.5550
                       1,900        Ordinary Shares          $34.5574
                       2,400        Ordinary Shares          $34.5600
                       2,100        Ordinary Shares          $34.5700
                       1,200        Ordinary Shares          $34.5767

                                       24

                         400        Ordinary Shares          $34.5800
                         400        Ordinary Shares          $34.5900
                         600        Ordinary Shares          $34.5901
                         400        Ordinary Shares          $34.5925
                         100        Ordinary Shares          $34.6000
                         500        Ordinary Shares          $34.6100
                       1,800        Ordinary Shares          $34.6183
                         400        Ordinary Shares          $34.6275
                         100        Ordinary Shares          $34.6300
                       1,500        Ordinary Shares          $34.6335
                         700        Ordinary Shares          $34.6353
                         100        Ordinary Shares          $34.6500
                         200        Ordinary Shares          $34.6800
                         600        Ordinary Shares          $34.6917
                         600        Ordinary Shares          $34.7000
 10/14/08                500        Ordinary Shares          $34.5000
                       4,400        Ordinary Shares          $34.5261
                         786        Ordinary Shares          $34.5764
                       1,614        Ordinary Shares          $34.5808
                         800        Ordinary Shares          $34.5938
                       2,900        Ordinary Shares          $34.6000
                       1,300        Ordinary Shares          $34.6008
                       4,400        Ordinary Shares          $34.6100
                         600        Ordinary Shares          $34.6117
                         400        Ordinary Shares          $34.6125
                       3,600        Ordinary Shares          $34.6175
                       1,100        Ordinary Shares          $34.6182
                       1,200        Ordinary Shares          $34.6200
                         800        Ordinary Shares          $34.6238
                         500        Ordinary Shares          $34.6240
                         800        Ordinary Shares          $34.6244
                         700        Ordinary Shares          $34.6257
                         500        Ordinary Shares          $34.6280
                         200        Ordinary Shares          $34.6343
                         300        Ordinary Shares          $34.6400
                         900        Ordinary Shares          $34.6411
                         600        Ordinary Shares          $34.6417
                         400        Ordinary Shares          $34.6425
                         700        Ordinary Shares          $34.6457
                         600        Ordinary Shares          $34.6483
                         500        Ordinary Shares          $34.6520

                                       25

                         400        Ordinary Shares          $34.6625
                         500        Ordinary Shares          $34.6800
                         500        Ordinary Shares          $34.6880
                       3,100        Ordinary Shares          $34.7007
                         500        Ordinary Shares          $34.7080
                         800        Ordinary Shares          $34.7100
                         600        Ordinary Shares          $34.7200
                         800        Ordinary Shares          $34.7450
                         200        Ordinary Shares          $34.7500
                       2,100        Ordinary Shares          $34.7700
                         200        Ordinary Shares          $34.7800
                         100        Ordinary Shares          $34.8000
                         500        Ordinary Shares          $34.8240
                         200        Ordinary Shares          $34.8300
                       3,300        Ordinary Shares          $35.0000
                       1,300        Ordinary Shares          $35.0031
                         500        Ordinary Shares          $35.0050
                       1,100        Ordinary Shares          $35.0055
                         800        Ordinary Shares          $35.0063
                       1,500        Ordinary Shares          $35.0067
                       1,000        Ordinary Shares          $35.0080
                         800        Ordinary Shares          $35.0100
                         500        Ordinary Shares          $35.0140
                         300        Ordinary Shares          $35.0146
                         200        Ordinary Shares          $35.0150
                       1,900        Ordinary Shares          $35.0200
                         700        Ordinary Shares          $35.0214
                         400        Ordinary Shares          $35.0248
                         900        Ordinary Shares          $35.0267
                         400        Ordinary Shares          $35.0275
                       1,200        Ordinary Shares          $35.0300
                       1,000        Ordinary Shares          $35.0310
                       1,200        Ordinary Shares          $35.0341
                         600        Ordinary Shares          $35.0350
                         300        Ordinary Shares          $35.0367
                       1,100        Ordinary Shares          $35.0373
                       2,100        Ordinary Shares          $35.0400
                         800        Ordinary Shares          $35.0425
                       1,000        Ordinary Shares          $35.0440
                         315        Ordinary Shares          $35.0463
                       2,100        Ordinary Shares          $35.0500

                                       26

                         300        Ordinary Shares          $35.0533
                       1,885        Ordinary Shares          $35.0600
                       1,100        Ordinary Shares          $35.0609
                         500        Ordinary Shares          $35.0616
                       1,900        Ordinary Shares          $35.0700
                         300        Ordinary Shares          $35.0733
                         800        Ordinary Shares          $35.0750
                       1,600        Ordinary Shares          $35.0794
                       1,700        Ordinary Shares          $35.0800
                       1,300        Ordinary Shares          $35.0862
                         984        Ordinary Shares          $35.0900
                         200        Ordinary Shares          $35.0950
                       3,300        Ordinary Shares          $35.0958
                       6,300        Ordinary Shares          $35.1000
                         900        Ordinary Shares          $35.1111
                       1,400        Ordinary Shares          $35.1114
                       1,500        Ordinary Shares          $35.1140
                         600        Ordinary Shares          $35.1167
                       1,000        Ordinary Shares          $35.1200
                       1,200        Ordinary Shares          $35.1204
                         700        Ordinary Shares          $35.1207
                         400        Ordinary Shares          $35.1222
                         400        Ordinary Shares          $35.1250
                         600        Ordinary Shares          $35.1300
                         200        Ordinary Shares          $35.1340
                         700        Ordinary Shares          $35.1400
                         300        Ordinary Shares          $35.1467
                       4,700        Ordinary Shares          $35.1500
                       1,400        Ordinary Shares          $35.1507
                         700        Ordinary Shares          $35.1600
                         200        Ordinary Shares          $35.1650
                       8,416        Ordinary Shares          $35.1700
                       1,500        Ordinary Shares          $35.1800
                       1,000        Ordinary Shares          $35.1900
                         200        Ordinary Shares          $35.2000
                         400        Ordinary Shares          $35.2150
                         800        Ordinary Shares          $35.2200
                         900        Ordinary Shares          $35.2243
                         200        Ordinary Shares          $35.2250
                         700        Ordinary Shares          $35.2271
                         600        Ordinary Shares          $35.2300

                                       27

                         400        Ordinary Shares          $35.2350
                         400        Ordinary Shares          $35.2400
                       3,969        Ordinary Shares          $35.2500
                         700        Ordinary Shares          $35.2529
                         331        Ordinary Shares          $35.2530
                         200        Ordinary Shares          $35.2550
                         600        Ordinary Shares          $35.2600
                         931        Ordinary Shares          $35.2618
                       1,300        Ordinary Shares          $35.2646
                         600        Ordinary Shares          $35.2650
                         500        Ordinary Shares          $35.2660
                         500        Ordinary Shares          $35.2680
                         100        Ordinary Shares          $35.2700
                         300        Ordinary Shares          $35.2714
                         300        Ordinary Shares          $35.2767
                       2,300        Ordinary Shares          $35.2800
                         600        Ordinary Shares          $35.2817
                         400        Ordinary Shares          $35.2825
                         269        Ordinary Shares          $35.2900
                         700        Ordinary Shares          $35.2972
                       2,100        Ordinary Shares          $35.3000
                       1,900        Ordinary Shares          $35.3100
                       2,700        Ordinary Shares          $35.3200
                         700        Ordinary Shares          $35.3271
                       1,400        Ordinary Shares          $35.3293
                       1,000        Ordinary Shares          $35.3300
                       1,200        Ordinary Shares          $35.3317
                       2,600        Ordinary Shares          $35.3400
                         700        Ordinary Shares          $35.3443
                         400        Ordinary Shares          $35.3475
                         700        Ordinary Shares          $35.3500
                       5,200        Ordinary Shares          $35.3504
                       1,100        Ordinary Shares          $35.3518
                         800        Ordinary Shares          $35.3525
                       1,500        Ordinary Shares          $35.3533
                         600        Ordinary Shares          $35.3583
                       1,200        Ordinary Shares          $35.3600
                       1,300        Ordinary Shares          $35.3685
                         100        Ordinary Shares          $35.3700
                       3,300        Ordinary Shares          $35.3712
                         800        Ordinary Shares          $35.3713

                                       28

                       1,300        Ordinary Shares          $35.3785
                       1,000        Ordinary Shares          $35.3800
                       1,000        Ordinary Shares          $35.3850
                       2,300        Ordinary Shares          $35.3900
                         500        Ordinary Shares          $35.3920
                         800        Ordinary Shares          $35.3938
                         200        Ordinary Shares          $35.3950
                       3,700        Ordinary Shares          $35.3997
                       8,700        Ordinary Shares          $35.4000
                         300        Ordinary Shares          $35.4067
                       1,100        Ordinary Shares          $35.4100
                       1,200        Ordinary Shares          $35.4142
                       1,500        Ordinary Shares          $35.4200
                       1,100        Ordinary Shares          $35.4300
                         500        Ordinary Shares          $35.4360
                         900        Ordinary Shares          $35.4400
                         300        Ordinary Shares          $35.4433
                         200        Ordinary Shares          $35.4450
                       1,700        Ordinary Shares          $35.4500
                       1,600        Ordinary Shares          $35.4563
                         300        Ordinary Shares          $35.4700
                       1,100        Ordinary Shares          $35.4882
                      13,100        Ordinary Shares          $35.5000
                       1,500        Ordinary Shares          $35.5007
                       1,100        Ordinary Shares          $35.5018
                       1,900        Ordinary Shares          $35.5032
                       3,000        Ordinary Shares          $35.5037
                         200        Ordinary Shares          $35.5050
                       1,800        Ordinary Shares          $35.5100
                         100        Ordinary Shares          $35.5300
                       6,100        Ordinary Shares          $35.5500
                         500        Ordinary Shares          $35.5520
10/15/08               1,800        Ordinary Shares          $34.0000
                         200        Ordinary Shares          $34.0029
                       2,435        Ordinary Shares          $34.0100
                         300        Ordinary Shares          $34.0133
                         200        Ordinary Shares          $34.0150
                         500        Ordinary Shares          $34.0200
                         500        Ordinary Shares          $34.0220
                         300        Ordinary Shares          $34.0333
                         400        Ordinary Shares          $34.0400

                                       29

                       2,400        Ordinary Shares          $34.1500
                       1,100        Ordinary Shares          $34.1546
                       1,393        Ordinary Shares          $34.1906
                         507        Ordinary Shares          $34.3200
                       1,200        Ordinary Shares          $35.0100
                         800        Ordinary Shares          $35.0150
                         400        Ordinary Shares          $35.0225
                       1,000        Ordinary Shares          $35.0250
                         100        Ordinary Shares          $35.0400
                       1,000        Ordinary Shares          $35.0480
                       1,400        Ordinary Shares          $35.0486
                       1,000        Ordinary Shares          $35.0500
                         600        Ordinary Shares          $35.0533
                       2,400        Ordinary Shares          $35.0585
                         700        Ordinary Shares          $35.0650
                       1,800        Ordinary Shares          $35.0667
                       2,200        Ordinary Shares          $35.0692
10/16/08               2,700        Ordinary Shares          $34.0000
                         800        Ordinary Shares          $34.0013
                       1,900        Ordinary Shares          $34.0021
                         300        Ordinary Shares          $34.0033
                         400        Ordinary Shares          $34.0037
                       3,400        Ordinary Shares          $34.0078
                         500        Ordinary Shares          $34.0080
                       1,400        Ordinary Shares          $34.0086
                       1,500        Ordinary Shares          $34.0100
                         300        Ordinary Shares          $34.0133
                       3,500        Ordinary Shares          $34.0160
                         200        Ordinary Shares          $34.0200
                       3,100        Ordinary Shares          $34.0319
                       5,600        Ordinary Shares          $34.1000
                         100        Ordinary Shares          $34.1100
                       2,700        Ordinary Shares          $34.1241

     (d) Not applicable

     (e) Not applicable.

                                       30

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 23, 2008

                                           NICHSEI ARKIN LTD.

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Name: Menachem Inbar*
                                           Title: Attorney-in-fact for Moshe
                                           Arkin, Chairman of Nichsei Arkin Ltd.

                                           MOSHE ARKIN

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Name: Menachem Inbar**
                                           Title: Attorney-in-fact

----------

* Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2008 by and on behalf of Moshe Arkin as
Chairman of Nichsei Arkin Ltd. (incorporated herein by reference to Exhibit 24.1 to Amendment No. 1 to Schedule 13D filed by Arkin and Nichsei on August 28,
2008).

** Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2008 by and on behalf of Moshe Arkin
(incorporated herein by reference to Exhibit 24.2 to Amendment No. 1 to Schedule
13D filed by Arkin and Nichsei on August 28, 2008).

                                       31

                                INDEX TO EXHIBITS

Exhibit
Number    Document
------    --------

A         Agreement and Plan of Merger, dated November 14, 2004, by and among
          Perrigo Company, Perrigo Israel Opportunities Ltd. and Agis Industries
          (1983) Ltd. (incorporated herein by reference to Exhibit 2.1 to the
          Current Report on Form 8-K filed by Perrigo Company on November 18,
          2004).

B         Lock-up Agreement, dated November 14, 2004, by and among Perrigo
          Company, Perrigo Israel Opportunities Ltd. and Moshe Arkin
          (incorporated herein by reference to Exhibit 10.5 to the Current
          Report on Form 8-K filed by Perrigo Company on November 18, 2004).

C         Registration Rights Agreement, dated November 14, 2004, by and between
          Perrigo Company and Moshe Arkin (incorporated herein by reference to
          Exhibit 10.1 to the Current Report on Form 8-K filed by Perrigo
          Company on November 18, 2004).

D         Nominating Agreement, dated November 14, 2004, by and between Perrigo
          Company and Moshe Arkin (incorporated herein by reference to Exhibit
          10.2 to the Current Report on Form 8-K filed by Perrigo Company on
          November 18, 2004).

E         Employment Agreement, dated November 14, 2004, by and among Perrigo
          Company, Agis Industries (1983) Ltd. and Moshe Arkin (incorporated herein by reference to Exhibit 99.6 to the Registration Statement on
          Form S-4 filed by Perrigo Company on February 11, 2005).

F         Joint Filing Agreement, dated March 25, 2005, between Moshe Arkin and
          Nichsei Arkin Ltd. (incorporated herein by reference to Exhibit 99 to the Schedule 13D filed by Moshe Arkin and Nichsei Arkin Ltd. on March
          25, 2005).

G         Sales Plan, dated September 5, 2008, between Nichsei Arkin Ltd. and
          J.P. Morgan Securities Inc. (incorporated herein by reference to
          Exhibit 99 to Amendment No. 2 to Schedule 13D filed by Moshe Arkin and
          Nichsei Arkin Ltd. on September 11, 2008).

24.1      Power of Attorney of Moshe Arkin as Chairman of Nichsei Arkin Ltd.,
          dated August 12, 2008 (incorporated herein by reference to Exhibit
          24.1 to Amendment No. 1 to Schedule 13D filed by Moshe Arkin and
          Nichsei Arkin Ltd. on August 28, 2008).

24.2      Power of Attorney of Moshe Arkin, dated August 12, 2008 (incorporated herein by reference to Exhibit 24.2 to Amendment No. 1 to Schedule 13D filed by Moshe Arkin and Nichsei Arkin Ltd. on August 28, 2008).

                                       32